
                                                                                                    Exhibit (12)
                                                CMS ENERGY CORPORATION
                Ratio of Earnings to Fixed Charges and Preferred Securities Dividends and Distributions
                                                 (Millions of Dollars)


                                               Three Months
                                                      Ended                  Years Ended December 31
                                             March 31, 1998       1997      1996       1995      1994      1993
                                                         (b)
Earnings as defined (a)
Consolidated net income                               $  40      $ 268     $ 240      $ 204     $ 179     $ 155
Income taxes                                             15        117       139        118        92        75
Exclude equity basis subsidiaries                       (19)       (80)      (85)       (57)      (18)       (6)
Fixed charges as defined, adjusted to
  exclude capitalized interest of $5, $16,
  $8, $8, $6, and $5 million for the three
  months ended March 31, 1998 and for the
  years ended December 31, 1997, 1996,
  1995, 1994 and 1993, respectively                      97        357       310        295       249       253
                                                      -----      -----     -----      -----     -----     -----
Earnings as defined                                   $ 133      $ 662     $ 604      $ 560     $ 502     $ 477
                                                      =====      =====     =====      =====     =====     =====

Fixed charges as defined (a)
Interest on long-term debt                            $  76      $ 273     $ 230      $ 224     $ 193     $ 204
Estimated interest portion of lease rental                2          8        10          9         9        11
Other interest charges                                   12         49        43         42        30        32
Preferred securities dividends and
  distributions                                          19         67        54         42        36        17
                                                      -----      -----     -----      -----     -----     -----
Fixed charges as defined                              $ 109      $ 397     $ 337      $ 317     $ 268     $ 264
                                                      =====      =====     =====      =====     =====     =====

Ratio of earnings to fixed charges and
 preferred securities dividends and distributions      1.22       1.67      1.79       1.77      1.87      1.81
                                                      =====      =====     =====      =====     =====     =====

NOTES:
(a) Earnings and fixed charges as defined in instructions for Item 503 of Regulation S-K.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $43 million.
